Exhibit 99.1

Sonida Senior Living Strengthens Financial Position and Enhances Leadership Team to Position Company for Sustainable Growth

Completes initial phase of debt restructuring covering 49 assets financed by Fannie Mae and Ally Bank Fannie Mae agreement will result in approximately $40 million of additional free cash flow over the next three years

Conversant Capital, Sonida’s largest shareholder, provides $13.5 million equity commitment, available to Sonida at its option over 18 months

DALLAS, Texas – July 5, 2023: Sonida Senior Living, Inc. (the “Company”) (NYSE: SNDA), a leading owner-operator of communities and services for seniors, announced several steps the Company has taken to enhance its financial position and strategic capabilities.

On June 29, 2023, Sonida entered into a comprehensive forbearance agreement with Fannie Mae as the first of a two-step process to modify all existing mortgage agreements with Fannie Mae by the end of Q3 2023. In the second step, Sonida and Fannie Mae have agreed to exercise commercially reasonable efforts to enter into a loan modification agreement for each of their existing mortgage agreements on or before September 30, 2023. The terms of the proposed loan modification are set out in an agreed upon term sheet contained in the forbearance agreement and are subject to certain conditions customary for a transaction of this nature, as set forth in the forbearance agreement. The forbearance and subsequent loan modification provide the Company with additional financial flexibility to build on its strong operational momentum and pursue its strategic growth plan. Ironhound Management acted as an advisor to the Company in its discussions with Fannie Mae.

Additionally, the Company secured a $13.5 million equity commitment, available in part or in whole at the Company’s sole discretion for 18 months, from Conversant Capital, the Company’s largest shareholder, and modified the covenants on its loan with Ally Bank.

Under the Fannie forbearance agreement and beginning with the June 2023 payments, Sonida will make reduced debt service payments in contemplation of the loan modification terms and will continue to do so through the forbearance period. In addition, and in consideration for the forbearance, Sonida made a $5.0 million payment to be applied against the existing loan balances in conjunction with the execution of the forbearance agreement.

Key elements of the subsequent loan modification will include:

•	All maturities will be extended to December 2026 or beyond.

•	All contractually required principal payments under the 37 Fannie Mae loans will be deferred for three years or waived until maturity, resulting in $33.0 million of cash savings through maturity.

•	Sonida will receive near-term interest rate reduction on all 37 assets, resulting in $6.1 million in cash interest savings over the next 12 months.

•	The Company expects the loan modification to be finalized by September 30, 2023, per the terms of the forbearance agreement.

•	In consideration for the loan modification, Sonida will provide a second $5.0 million payment on June 1, 2024, to be applied against the existing loan balances.

In connection with the completion of the Fannie Mae forbearance and the Conversant equity commitment, Ally Bank has agreed to temporarily reduce the minimum liquidity requirement under its $88.1 million facility for 18 months subject to certain conditions that the Company expects to meet.

Conversant Capital has committed to purchase up to $13.5 million of common equity at $10 per share, a 30% premium to the stock’s 30-day volume weighted average price, over the next 18 months. Sonida shall have the right, but not the obligation, to utilize Conversant’s equity commitment and may draw on the commitment in whole or in part. The Company intends to draw $6.0 million in July, in conjunction with the first $5.0 million principal payment to Fannie Mae. The remaining funds may be drawn as needed for general working capital needs or to fund the second $5.0 million loan paydown to Fannie Mae.

“We appreciate the collaborative approach from our lending partners to make these commercially compelling modifications to our debt structure,” said Brandon Ribar, President and CEO of Sonida Senior Living. “These developments provide the Company with greater financial flexibility and runway to continue delivering operational improvement while providing the balance sheet capacity to pursue attractive growth opportunities, including both asset acquisitions and third-party management contracts.”

“We are pleased to support Sonida during this pivotal time and to facilitate this important step to secure the Company’s balance sheet with additional equity capital,” said Michael Simanovsky, Founder and Managing Partner of Conversant. “We believe that the current environment offers a compelling opportunity for Sonida, and we look forward to working with the Company and its world-class executive team to capitalize on the extremely attractive demographic and industry trends we see in senior housing to deliver value for residents, team members, the communities we operate and investors.”

The Company is in discussions with Protective Life Insurance Company in an attempt to resolve its non-compliance on certain non-recourse mortgage loan agreements totaling $72.1 million for four of the Company’s communities.

Operational Update

The Company delivered strong occupancy, rate, total revenue and margin growth in Q1 and anticipates each of those trends to continue in Q2. Spot occupancy ended May at 85.0% for its 62 owned communities and May average occupancy increased 45 basis points over April. These strong occupancy results are attributable to numerous strategic initiatives implemented by the Company’s operating team and align with Sonida’s increased focus on maximizing Net Operating Income across the portfolio.

“This operating momentum, combined with our improved balance sheet, positions us well to capture the incredibly attractive opportunities we see in our sector as demand grows amidst a prolonged suppression of supply. Our new leadership team plans to seize this opportunity and drive increased cash flow through a combination of growth investments and continued delivery of our excellent resident experience,” said Kevin Detz, Chief Financial Officer.

The Company will provide additional details on its financial and operating performance in connection with its Q2 earnings release in August.

Executive Appointments

Sonida also announced several new hires and internal promotions, ensuring it has top-tier leadership in place across the organization to continue driving growth, improving margin, delivering an outstanding resident experience and ultimately, creating value for its shareholders.

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Late last year, the Company announced the internal promotion of several long-tenured Sonida team members. Carole Burnell, Dawn Mount and Donna Brown were appointed Vice Presidents of Operations, each running one of the Company’s three geographic operating regions.

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Reanae Clark has joined the Company as Vice President of Business Development and Acquisitions, and will lead Sonida’s reinvigorated growth initiatives across all markets. Clark has more than 15 years of experience in the senior housing sector, including as an investor, investment banker and operator. She joins from Orix Corporation USA where she most recently led origination and asset management of the Orix Municipal & Infrastructure senior housing credit portfolio.

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Michael Karicher joined the Company in Q1 as Chief People Officer with more than 30 years of experience in human resources, accounting and finance across industries, including both hospitality and healthcare. Karicher joins Sonida from Remington Hotels/Ashford Hospitality where he was Executive Vice President of Human Resources.

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Jay Reed, who has played an integral role driving Sonida’s digital transformation, has been promoted from Vice President of Information Technology to Chief Technology Officer. In his new role, Reed will assume increased responsibility for driving the Company’s overall growth and margin improvement through enhanced use of technology, drawing upon 15 years of various leadership roles with high-growth hotel operators.

“Enhancing the depth and capabilities of our leadership team has been a focus for us over the past nine months and with this mix of new hires and internal promotions, we now have the team in place that positions us well for success and enables us to scale our operating platform and expand our portfolio,” said Ribar. “This combination of growth, and operationally-focused senior talent demonstrates our commitment to each of these critical areas of our business.”

About Sonida

Dallas-based Sonida Senior Living, Inc. is a leading owner-operator of independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming operating 72 senior housing communities in 18 states with an aggregate capacity of approximately 8,000 residents, including 62 communities which the Company owns and 10 communities that the Company manages on behalf of third parties. For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

About Conversant Capital

Conversant Capital LLC is a private investment firm founded in 2020. The firm pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors in both the public and private markets. Further information is available at www.conversantcap.com.

Sonida Investor and Media Contact

Kevin Detz

kdetz@sonidaliving.com

Conversant Media Contact

Prosek Partners

Josh Clarkson / Devin Shorey

jclarkson@prosek.com / dshorey@prosek.com